                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  XICOR, INC.,

                           ELECTRIC ACQUISITION CORP.,

                                POWEREADY, INC.,

                                 THE PRINCIPAL,

                                THE STOCKHOLDERS

                                       AND

                         THE STOCKHOLDER REPRESENTATIVE

                               SEPTEMBER 10, 2003

                               TABLE OF CONTENTS

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                                                                                                              PAGE
                                                                                                             ------
ARTICLE I THE MERGER....................................................................................          2

         1.1      The Merger............................................................................          2
         1.2      Effective Time........................................................................          2
         1.3      Effect of the Merger..................................................................          2
         1.4      Certificate of Incorporation and Bylaws...............................................          2
         1.5      Directors and Officers................................................................          2
         1.6      Effect of Merger on the Capital Stock of the Constituent Companies....................          3
         1.7      Company Stock Subject to Vesting......................................................          6
         1.8      Contingent Shares.....................................................................          6
         1.9      Dissenting Shares.....................................................................         10
         1.10     Surrender of Certificates.............................................................         10
         1.11     No Further Ownership Rights in Company Capital Stock..................................         11
         1.12     Lost, Stolen or Destroyed Certificates................................................         12
         1.13     Taking of Necessary Action; Further Action............................................         12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE STOCKHOLDERS AND THE PRINCIPAL............         12

         2.1      Organization of the Company...........................................................         12
         2.2      Subsidiaries..........................................................................         12
         2.3      Company Capital Structure.............................................................         13
         2.4      Authority.............................................................................         13
         2.5      No Conflict...........................................................................         14
         2.6      Consents..............................................................................         14
         2.7      Company Financial Statements..........................................................         15
         2.8      No Undisclosed Liabilities............................................................         15
         2.9      No Changes............................................................................         15
         2.10     Tax Matters...........................................................................         17
         2.11     Restrictions on Business Activities...................................................         19
         2.12     Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment........         19
         2.13     Intellectual Property.................................................................         20
         2.14     Agreements, Contracts and Commitments.................................................         26
         2.15     Interested Party Transactions.........................................................         27
         2.16     Governmental Authorization............................................................         27
         2.17     Litigation............................................................................         27
         2.18     Accounts Receivable...................................................................         28
         2.19     Minute Books..........................................................................         28
         2.20     Environmental Matters.................................................................         28
         2.21     Brokers' and Finders' Fees; Third-Party Expenses......................................         29
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         2.22     Employee Benefit Plans and Compensation...............................................         29
         2.23     Insurance.............................................................................         33
         2.24     Compliance with Laws..................................................................         33
         2.25     Warranties; Indemnities...............................................................         34
         2.26     Complete Copies of Materials..........................................................         34
         2.27     Permit Application, Information Statement.............................................         34
         2.28     Powers of Attorney....................................................................         34
         2.29     Ownership of Capital Stock............................................................         34
         2.30     Stockholder Tax Matters...............................................................         35
         2.31     Absence of Claims by the Stockholders and the Principal...............................         35
         2.32     Representations Complete..............................................................         35
         2.33     Reorganization Matters................................................................         35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................................         37

         3.1      Organization, Standing and Power......................................................         37
         3.2      Authority.............................................................................         37
         3.3      Capital Structure.....................................................................         38
         3.4      No Conflict...........................................................................         38
         3.5      Consents..............................................................................         39
         3.6      SEC Documents; Parent Financial Statements............................................         39
         3.7      Permit Application; Information Statement.............................................         39
         3.8      Ownership of Sub; No Prior Activities.................................................         40
         3.9      Litigation............................................................................         40
         3.10     Investment Intent.....................................................................         40
         3.11     Representations Complete..............................................................         40
         3.12     No Material Adverse Change on Parent..................................................         40
         3.13     Reorganization Matters................................................................         41

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..........................................................         42

         4.1      Conduct of Business of the Company....................................................         42
         4.2      No Solicitation.......................................................................         45

ARTICLE V ADDITIONAL AGREEMENTS.........................................................................         45

         5.1      Preparation of Permit Application/Information Statement...............................         46
         5.2      Restrictions on Transfer..............................................................         47
         5.3      Access to Information.................................................................         47
         5.4      Confidentiality.......................................................................         47
         5.5      Expenses..............................................................................         47
         5.6      Public Disclosure.....................................................................         47
         5.7      Consents..............................................................................         48
         5.8      FIRPTA Compliance.....................................................................         48
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         5.9      Reasonable Efforts....................................................................         48
         5.10     Notification of Certain Matters.......................................................         48
         5.11     Financial Statements of the Company...................................................         49
         5.12     Additional Documents and Further Assurances...........................................         49
         5.13     Related Agreements....................................................................         49
         5.14     Exemption from Federal Registration; California Blue Sky..............................         50
         5.15     Nasdaq National Market................................................................         50
         5.16     Employee Plans........................................................................         50
         5.17     Employment Matters....................................................................         50
         5.18     Tax Matters...........................................................................         51
         5.19     Assignments...........................................................................         51
         5.20     Reorganization Status.................................................................         51
         5.21     Ownership of Parent Common Stock by the Stockholders..................................         52
         5.22     Company Obligations With Regard to Company Intellectual Property......................         52

ARTICLE VI CONDITIONS TO THE MERGER.....................................................................         53

         6.1      Conditions to Obligations of Each Party to Effect the Merger..........................         53
         6.2      Conditions to the Obligations of Parent and Sub.......................................         53
         6.3      Conditions to Obligations of the Company and the Stockholders.........................         56

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................................         57

         7.1      Survival of Representations, Warranties and Covenants.................................         57
         7.2      Indemnification by the Company, the Stockholders and the Principal; Escrow Fund.......         58
         7.3      Limitation on Indemnification.........................................................         59
         7.4      Indemnification Procedures............................................................         59
         7.5      Stockholder Representative............................................................         60

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................................................         61

         8.1      Termination...........................................................................         61
         8.2      Effect of Termination.................................................................         62
         8.3      Amendment.............................................................................         62
         8.4      Extension; Waiver.....................................................................         62

ARTICLE IX GENERAL PROVISIONS...........................................................................         63

         9.1      Notices...............................................................................         63
         9.2      Interpretation........................................................................         64
         9.3      Counterparts..........................................................................         64
         9.4      Entire Agreement; Assignment..........................................................         64
         9.5      No Third-Party Beneficiaries..........................................................         65
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                                   (CONTINUED)

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         9.6      Severability..........................................................................         65
         9.7      Other Remedies........................................................................         65
         9.8      Dispute Resolution; Governing Law.....................................................         65
         9.9      Rules of Construction.................................................................         66
         9.10     Attorneys' Fees.......................................................................         66
         9.11     Voluntary Execution of Agreement......................................................         66
         9.12     Company Representation................................................................         67
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                                INDEX OF EXHIBITS

EXHIBIT                   DESCRIPTION
-------                   -----------
Exhibit A                 Voting Agreement

Exhibit B                 Noncompetition Agreement with Lance Chandler

Exhibit C                 Affiliate Agreement

Exhibit D                 Escrow Agreement

Exhibit E                 Certificate of Merger

Exhibit F                 Certificate of Incorporation of the Surviving Corporation

Exhibit G                 Bylaws of the Surviving Corporation

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of September 10, 2003, by and among Xicor, Inc., a California corporation ("Parent"); Electric Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"); Poweready, Inc., a Delaware corporation (the "Company"); Innovative Engineering & Product Development, Inc., a California corporation, and IEPD International Limited, a Hong Kong corporation, which together constitute all of the stockholders of the Company (collectively, the "Stockholders"); Lance Chandler (the "Principal"); and William Sapp (the "Stockholder Representative").

                                   BACKGROUND

         A. The Board of Directors of each of Parent, Sub, and the Company believe it is in the best interests of their respective companies and their respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration upon the terms and conditions set forth herein.

         C. The Company, each of the Stockholders and the Principal, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         E. Concurrently with the execution and delivery of this Agreement, as material inducements to Parent and Sub to enter into this Agreement: (i) each Stockholder is entering into a Voting Agreement, in the form attached as Exhibit A (the "Voting Agreement"); (ii) certain key employees of the Company are entering into Noncompetition Agreements, each in the form attached as Exhibit B (the "Noncompetition Agreements"), with Parent; (iii) each Stockholder is entering into an Affiliate Agreement, in the form attached as Exhibit C (the "Affiliate Agreements"); and (iv) Parent and the Stockholder Representative are entering into an Escrow Agreement, in the form attached as Exhibit D (the "Escrow Agreement").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "Delaware Law"), the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease, and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time. Unless this Agreement is terminated earlier pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10 a.m. Palo Alto time, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to as the "Closing Date." On the Closing Date, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached hereto as Exhibit E, with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the applicable provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing shall be referred to as the "Effective Time").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4      Certificate of Incorporation and Bylaws.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of the Surviving Corporation at the Effective Time shall be amended and restated in their entirety as set forth on Exhibit F.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of the Surviving Corporation at the Effective Time shall be amended and restated in its entirety as set forth on Exhibit G.

         1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving

Corporation immediately after the Effective Time, to serve as directors of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

         1.6      Effect of Merger on the Capital Stock of the Constituent
Companies.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "Aggregate Merger Consideration" shall mean
the: (1) the Aggregate Closing Consideration, and (2) the Contingent Consideration.

                                    (1)      "Aggregate Cash Consideration"
shall mean: (1) Three Million U.S. dollars ($3,000,000), minus (2) all of the Company's Third-Party Expenses (as defined in Section 5.5) certified by the Company pursuant to the Statement under Section 6.2(m)(1).

                                    (2)      "Aggregate Closing Consideration"
shall mean the: (1) the Aggregate Cash Consideration, and (2) the Aggregate Stock Consideration.

                                    (3)      "Aggregate Stock Consideration"
shall mean 947,368 shares of Parent Common Stock (which equals (A) Nine Million U.S. dollars ($9,000,000), divided by (B) the Transaction Stock Price). The Aggregate Stock Consideration shall be appropriately adjusted to fully reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

                                    (4) "Contingent Consideration" shall mean
the aggregate consideration provided for in Section 1.8.

                           (ii)     "Common Stock Percentage" shall mean the
quotient obtained by dividing (x) a single share of Company Common Stock by (y) the Total Company Common Stock.

                           (iii)    "Company Common Stock" shall mean the shares
of the Company's common stock, no par value per share.

                           (iv)     "Escrow Amount" shall mean 94,737 shares of
Parent Common Stock.

                           (v)      "GAAP" shall mean U.S. generally accepted
accounting principles, consistently applied.

                           (vi)     "Knowledge" shall mean (i) with respect to
the Company, the actual knowledge of the Company's officers and directors and the knowledge that such person would have obtained of the matter represented after reasonable inquiry thereof under the circumstances; and (ii) with respect to each of the Stockholders, the actual knowledge of such Stockholder's officers, directors and shareholders and the knowledge that a reasonable person, in circumstances substantially the same as that of the officers and directors of such Stockholder, would have known or obtained of the matter represented; and (iii) with respect to the Principal, actual knowledge of the Principal as well as the knowledge that a reasonable person, in circumstances substantially the same as that of the Principal, would have known or obtained of the matter represented.

                           (vii)    "Material Adverse Effect" shall mean any
change, event or effect that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, prospects or capitalization of the Company or its subsidiaries.

                           (viii)   "Parent Common Stock" shall mean shares of
the common stock, without par value, of Parent.

                           (ix)     "Pro Rata Portion" shall mean, with respect
to each Stockholder, an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock owned by such Stockholder immediately prior to the Effective Time by (y) the number of shares of Company Common Stock outstanding at such time.

                           (x)      "SEC" shall mean the U.S. Securities and
Exchange Commission.

                           (xi)     "Total Company Common Stock" shall be the
aggregate number of all shares of Company capital stock issued and outstanding immediately prior to the Effective Time, including without limitation any and all shares of Company capital stock issued or issuable pursuant to or upon exercise of options or other rights therefor.

                           (xii)    "Transaction Stock Price" is equal to $9.50
(which equals the average closing price of Parent Common Stock over the thirty
(30) trading days immediately preceding the date of this Agreement; provided, however, that if such average closing price is greater than $9.77, then the Transaction Stock Price shall equal $9.77, and that if such average closing price is less than $7.22, then the Transaction Stock Price shall equal $7.22).

                  (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any Stockholder, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.9) will be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate(s) representing such stock and upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement (including but not limited to the deposit of the Escrow Amount into the Escrow
Fund), the following consideration:

                           (i)      Cash in an amount equal to: (A) the Common
Stock Percentage, multiplied by (B) the Aggregate Cash Consideration;

                           (ii)     Such number of shares of Parent Common Stock
equal to (A) the Common Stock Percentage, multiplied by (B) the Aggregate Stock Consideration; and

                           (iii)    The right to receive the Pro Rata Portion of
the Contingent Consideration to the extent provided for in Section 1.8.

                  (c) Escrow. Notwithstanding any other provision of this
Section 1.6, and as soon as practicable after the Closing Date, subject to and in accordance with the Escrow Agreement and the other provisions of this Agreement, Parent shall cause to be deposited the Escrow Amount in the Escrow Fund (as defined in Section 7.2(b)) for the purposes of partially securing the indemnification obligations set forth in Article VII of this Agreement. The Pro Rata Portion of the Escrow Amount of each Stockholder shall be contributed into the Escrow Fund. The Escrow Agreement is intended to comply with the provisions of IRS Revenue Procedure 84-42.

                  (d) Withholding Taxes. Each of the Exchange Agent (as defined below), Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  (e)      Outstanding Loans.

                           (i)      Loans from Stockholders, Principal and
Others. In the event that the Company has outstanding loans from any Stockholder, the Principal or others immediately prior to the Effective Time, the Aggregate Merger Consideration payable to the Stockholders pursuant to this
Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such loans as of the Effective Time (the "Outstanding Stockholder Loans"), and Parent shall repay such Outstanding Stockholder Loans immediately following the Effective Time; provided, however, that if the loan is from a Stockholder, the Aggregate Merger Consideration payable to such Stockholder shall first be reduced. Such reduction of the Aggregate Merger Consideration payable to a Stockholder shall be, first, via a reduction in the Aggregate Cash Consideration and, second, via a reduction in the Aggregate Stock Consideration. For purposes of any stock reduction, a share of Parent Common Stock shall be valued at the Transaction Stock Price.

                           (ii)     Loans to Stockholders, Principal and Others.
In the event that any Stockholder, the Principal or others have outstanding loans from the Company immediately prior to the Effective Time, the Aggregate Merger Consideration payable to the Stockholders pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such loans as of the Effective Time; provided, however, that if the loan is to a Stockholder, the Aggregate Merger Consideration payable to such Stockholder shall first be reduced. Such reduction of the Aggregate Merger Consideration payable to a Stockholder shall be, first, via a reduction in the Aggregate Cash Consideration and, second, via a reduction in the Aggregate Stock Consideration.

For purposes of any stock reduction, a share of Parent Common Stock shall be valued at the Transaction Stock Price.

                  (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Transaction Stock Price.

         1.7 Company Stock Subject to Vesting. If any Company Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option by the Company, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company, then the shares of Parent Common Stock and the cash consideration issued in exchange for such Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including any requirement that any unvested shares be held in escrow), and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends in the discretion of Parent.

         1.8      Contingent Shares.

                  (a) If during the period beginning on October 1, 2003 and ending on September 30, 2004:

                           (i)      Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of at least $10,000,000, then each Stockholder will receive from Parent, no later than October 30, 2004, its Pro Rata Portion of $1,000,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2004;

                           (ii)     Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $8,000,000 to $9,999,999, then each Stockholder will receive from Parent, no later than October 30, 2004, its Pro Rata Portion of $800,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2004; and

                           (iii)    Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $6,000,000 to $7,999,999, then each Stockholder will receive from Parent, no later than October 30, 2004, its Pro Rata Portion of $600,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2004.

                  (b) If during the period beginning on October 1, 2004 and ending on September 30, 2005:

                           (i)      Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of at least $15,000,000, then each Stockholder will receive from Parent, no later than October 30, 2005, its Pro Rata Portion of $1,000,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2005;

                           (ii)     Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $12,000,000 to $14,999,999, then each Stockholder will receive from Parent, no later than October 30, 2005, its Pro Rata Portion of $800,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2005; and

                           (iii)    Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $9,000,000 to $11,999,999, then each Stockholder will receive from Parent, no later than October 30, 2005, its Pro Rata Portion of $600,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2005.

                  (c) If during the period beginning on October 1, 2005 and ending on September 30, 2006:

                           (i)      Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of at least $20,000,000, then each Stockholder will receive from Parent, no later than October 30, 2006, its Pro Rata Portion of $1,000,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2006;

                           (ii)     Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $16,000,000 to $19,999,999, then each Stockholder will receive from Parent, no later than October 30, 2006, its Pro Rata Portion of $800,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2006; and

                           (iii)    Sub (or if Sub is consolidated with Parent,
Parent's Poweready division) has generated Net Revenue of $12,000,000 to $15,999,999, then each Stockholder will receive from Parent, no later than October 30, 2006, its Pro Rata Portion of $600,000 worth of shares of Parent Common Stock, valued at the Contingent Share Average Trading Price as measured on September 30, 2006.

                  (d) As used in this Section 1.8, the "Contingent Share Average Trading Price" shall mean the average closing price of Parent Common Stock over the thirty (30) trading days immediately preceding the applicable measurement date set forth in Section 1.8(a) through Section 1.8(c). As used in this Section 1.8, "Net Revenue" shall mean the net revenue attributable to Sub (or if Sub is consolidated with Parent, Parent's Poweready division) as calculated by Parent in accordance with GAAP and reviewed by an independent accounting firm of regional or national standing selected by Parent, with all costs paid for by Parent.

                  (e) Any issuance of contingent shares of Parent Common Stock pursuant to this Section 1.8 (the "Contingent Shares") shall be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Any Contingent Shares payment pursuant to this Section
1.8 shall be made no later than ninety (90) calendar days following the end of the applicable earn-out period.

                  (f) The Parent shall have the right to offset against any payment under this Section 1.8 any Loss (as defined in Section 7.2(a)) incurred by any Indemnified Party arising from or relating to this Agreement, including any event listed in Section 7.2(a).

                  (g) If there is a Change of Control of Parent or Sub within twelve (12) months of the date hereof, then the Contingent Consideration shall become due and payable upon the closing of such Change of Control transaction. For purposes of this Section 1.8, a "Change of Control" of Parent or Sub shall mean an acquisition of Parent or Sub by another entity by means of any reorganization, merger or consolidation, other than a transaction or series of transactions in which the direct or indirect holders of the voting securities of Parent or Sub outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Parent or Sub held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of Parent or Sub.

                  (h) The Stockholders acknowledge (i) that as the sole shareholder of the Surviving Corporation, Parent and its designees to the board of directors of the Surviving Corporation will have the power and right to control all aspects of the business and operations of the Surviving Corporation, including without limitation, hiring, firing and compensation of employees (subject to the terms of the employment letter and Noncompetition Agreement with Lance Chandler), the pricing and terms of sale of the Surviving Corporation's products and services, decision whether and to what extent to advertise or promote the Surviving Corporation and its products and services, the making or not of capital expenditures, the settlement or not of claims and the management of all litigation and disputes with third parties (including suppliers, customers, competitors, employees, consultants and agents); (ii) that Parent and its designees to the board of directors of the Surviving Corporation, will have the power and the right to determine all aspects of the Surviving Corporation's existence, including, without limitation, whether the Surviving Corporation shall continue as a stand-alone entity, be sold to a third-party, or have its operations discontinued at any time; (iii) that Parent and its designees to the board of directors of the Surviving Corporation intend to exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Parent and its Subsidiaries as a whole taking into account their respective conditions and prospects from time to time (rather than the best interest of the Surviving Corporation as a separate entity); (iv) that Parent's operation of the Surviving Corporation's business may impact the timing of revenue recognition in a manner which could decrease the Surviving Corporation's revenue for any period; and (v) that any of the above actions may materially reduce the Stockholder's ability to receive any payment pursuant to this Section 1.8; provided, that in each case the board of directors of Parent shall act consistent with its fiduciary duties and in good faith and Parent shall not take any action the primary purpose of which is to reduce or eliminate the payment obligations provided for by this Section 1.8. If Sub is consolidated with Parent, Parent covenants and agrees to segregate the Poweready assets to the extent reasonably necessary to allow Parent to calculate Net Revenue and in such manner so as to allow Parent and the Stockholders to accurately calculate the amount of each contingent payment due under this
Section 1.8.

                  (i) Parent shall provide, or cause its independent auditors to provide, the Stockholders with the amount of Net Revenue together with all financial statements and reports prepared by Parent and its independent auditors supporting such calculation for each applicable yearly period (the "Supporting Statements"). For each applicable yearly period, the Supporting Statements shall be provided to the Stockholders as soon as practicable but in no event later than sixty (60) days after the end of such period. If after receipt of the Supporting Statements, the Stockholders jointly wish to dispute the amount of Net Revenue, the Stockholders shall notify Parent in writing with a reasonable description of the basis for such disagreement within twenty (20) days of receipt of the Supporting Statements (a "Dispute Notice"). For a period of twenty (20) days following receipt of a Dispute Notice, Parent and the Stockholders shall in good faith attempt to agree upon the amount of Net Revenue. If Parent and the Stockholders are not able to resolve such dispute within such twenty (20) day period, then Parent shall instruct its external accounting firm and the Stockholders shall instruct their external accounting firm to jointly select an accounting firm of regional or national standing (the "Independent Auditor"), to resolve the dispute by arbitration (in accordance with arbitration rules and procedures selected by the Independent Auditor) and determine the Net Revenue for the applicable period. The decision of the Independent Auditor shall be a final and binding determination. All fees, costs and expenses of the Independent Auditor shall be equally divided between (x) Parent and (y) the Stockholders on a joint and several basis. Promptly following resolution of the dispute in accordance with this Section 1.8(i) but in no event later than ten (10) days following such resolution, each Stockholder will receive from Parent the amount of additional cash or the number of additional shares of Parent Common Stock that such Stockholder would have received on the applicable payment date, if any, based on the adjusted Net Revenue amount calculated in accordance with this Section 1.8(i).

                  (j) The Stockholders shall have the right to have an external accounting firm conduct an audit of Sub from time to time until October 30, 2006 (or if Sub is consolidated with the Parent, the Parent's Poweready division), provided that the Stockholders (x) may not conduct an audit of Sub more than once every twelve (12) months, (y) must provide Parent and Sub with at least thirty (30) days' advance written notice of any such audit, and (z) must pay all fees, costs and expenses of the external accounting firm or other parties related to such audit.

                  (k) The right to receive the Contingent Consideration may not be assigned, except by operation of law.

         1.9      Dissenting Shares.

                  (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a Stockholder who has exercised and perfected appraisal rights for such Company Common Stock in accordance with Section 262 of Delaware Law and who has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration set forth in Section 1.6 hereof, but the holder shall only be entitled to such rights as are provided by Delaware Law.

                  (b) Notwithstanding the provisions of Section 1.9(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate(s) representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments to any Dissenting Shares, Parent shall be entitled to recover under the terms of
Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of the stock of any Dissenting Shares.

         1.10     Surrender of Certificates.

                  (a) Exchange Agent. The Secretary of Parent or its designee shall serve as the exchange agent (the "Exchange Agent") for the Merger.

                  (b) Parent to Provide Cash and Parent Common Stock. Upon the terms and subject to the conditions of Section 1.6, promptly after the Effective Time, in exchange for outstanding Company Common Stock, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article I, the Aggregate Cash Consideration and the Aggregate Stock Consideration issuable pursuant to Section 1.6, less the Escrow Amount, which Parent shall deposit into the Escrow Fund, with the Pro Rata Portion of each Stockholder being contributed.

                  (c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate(s) which, immediately prior to the Effective Time, represented outstanding Company Common Stock (the "Certificates"), whose Company Common Stock was converted into the right to receive shares of Parent Common Stock and cash pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificate(s) representing shares of Parent Common Stock and for the cash consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificate(s) representing the number of whole shares of Parent Common Stock and the appropriate cash consideration, as otherwise required by the provisions of this Agreement, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock and the cash consideration into which such Company Common Stock shall have been so converted.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holder thereof, without interest, certificate(s) representing whole shares of Parent Common Stock and the cash consideration issued in exchange therefor.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.11 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock and the cash consideration paid in respect of the surrender for exchange of Company Common Stock in accordance with the terms hereof (including and any cash paid with respect to fractional shares of Parent Common Stock) shall be deemed to be full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of capital stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.12 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit and indemnity of that fact by the holder thereof, such shares of Parent Common Stock and such cash consideration as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers, directors and employees of the Company, Parent and Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                 THE COMPANY, THE STOCKHOLDERS AND THE PRINCIPAL

         The Company, the Stockholders and the Principal hereby jointly and severally represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedules (referencing the appropriate section and paragraph numbers in this Article II) supplied by the Company, the Stockholders and the Principal to Parent and Sub and dated as of the date hereof (the "Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent a true and correct copy of its Certificate of Incorporation and Bylaws, including all amendments thereto, each of which is in full force and effect. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company.

         2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any share in the capital of or any interest in, or control of, directly or indirectly, any corporation, limited liability company, partnership, association, joint venture or other business entity. References to the "Company" herein shall include the Company and any of its past or present subsidiaries, if any.

         2.3      Company Capital Structure.

                  (a) The authorized capital stock of the Company consists of 20,000 shares of Company Common Stock, 20,000 shares of which are issued and outstanding. The capitalization of the Company is as set forth on Section 2.3(a) of the Disclosure Schedule. The names, addresses, number of shares held, and domiciles of each Stockholder are set forth on Section 2.3(a) of the Disclosure Schedule. Except as set forth on Section 2.3(a) of the Disclosure Schedule, there are no shares of capital stock of the Company authorized, issued or outstanding. Except for the Company Common Stock set forth on Section 2.3(a) of the Disclosure Schedule, there are no classes or series of ownership interests of the Company of any kind outstanding or issuable. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or by which it is bound. All shares of Company capital stock have been issued in compliance with all applicable federal and state securities laws. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Company capital stock are as set forth in the Company's Certificate of Incorporation and Bylaws. There are no declared or accrued but unpaid dividends with respect to any shares of Company capital stock.

                  (b) The Company has never adopted or maintained any stock option plan or other plan providing for equity compensation. There are no options, warrants or other rights, written or unwritten, to purchase any of the Company's authorized or unissued capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the Company Common Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all shares of the capital stock of the Company and all rights to acquire or receive any capital stock of the Company, whether or not such capital stock is outstanding.

                  (c) The requisite stockholder vote required to approve the Merger under applicable law, the Company's Certificate of Incorporation, Bylaws and any other agreement to which the Company or any other Stockholder of the Company is bound is as follows: a majority of the outstanding Company Common Stock. Each "affiliate" of the Company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has executed a Voting Agreement.

         2.4 Authority. The Company and each of the Stockholders have all requisite power and authority to enter into this Agreement and any Related Agreement (as defined below) to which they are party and to consummate the transactions contemplated hereby and thereby. The Principal has legal capacity to enter into this Agreement and any Related Agreement. The execution and delivery of this Agreement, any Related Agreement to which the Company is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The execution and delivery of this Agreement, any Related Agreement to which a Stockholder is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Stockholder. No further action is required on the part of the Company or any of the Stockholders or Principal to authorize the Agreement, any Related Agreement to which they are a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. This Agreement, any Related Agreement to which the Company is a party and the Merger have been unanimously approved by the board of directors of the Company, and the board of directors have recommended to the Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated thereby. This Agreement and any Related Agreement to which the Company and/or any of the Stockholders or the Principal is a party has been duly executed and delivered by the Company and/or the Stockholders and the Principal, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, each of the Stockholders and the Principal, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For the purposes of this Agreement, the term "Related Agreements" shall mean the Voting Agreements, the Noncompetition Agreements, the Affiliate Agreements, the Escrow Agreement, the Certificate of Merger, and any other agreements to which the Company, a Stockholder and/or the Principal is a party that it enters into in order to consummate the transactions contemplated hereby or thereby.

         2.5 No Conflict. The execution and delivery by the Company, each of the Stockholders and the Principal of this Agreement and any Related Agreement to which the Company, any Stockholder and/or any Principal is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict"): (i) any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended to date; (ii) any Contract (as defined in Section 2.14(b) below) to which the Company or any of its properties or assets, or to which any of the Stockholders or the Principal, is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, or applicable to any of the Stockholders or the Principal.

         2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company, any of the Stockholders or the Principal in connection with the execution and delivery of this Agreement, any of the Related Agreements to which the Company, any Stockholder or any Principal is a party, or the consummation of the transactions contemplated hereby or thereby, except for: (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws;
(ii) the filing of the Certificate of Merger with the Secretary of

State of the State of Delaware; and (iii) the approval of this Agreement and the transactions contemplated hereby by the Company and the Stockholders.

         2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth (i) the Company's balance sheet as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002; and (ii) the Company's balance sheet as of June 30, 2003, and the related statements of operations, stockholders' equity and cash flows for the six-month period ended June 30, 2003 (collectively, the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Financials present fairly the financial condition, operating results and cash flows of the Company (and its predecessors) as of the dates and during the periods indicated therein. The Company's unaudited balance sheet as of June 30, 2003, is referred to hereinafter as the "Current Balance Sheet." The Company maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with GAAP.

         2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been adequately reflected in the Current Balance Sheet; or (ii) has not arisen in the ordinary course of business consistent with past practice since December 31, 2002, and which are not, individually or in the aggregate, material.

         2.9 No Changes. Since December 31, 2002, there has not been, occurred or arisen any:

                  (a) transaction by the Company except in the ordinary course of business consistent with past practice;

                  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

                  (c) capital expenditure or capital expenditure commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;

                  (d) payment, discharge or satisfaction, in any amount in excess of $5,000 in any one case, or $10,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  (e) destruction of, damage to or loss of any material assets or material business or loss of any material customer of the Company (whether or not covered by insurance);

                  (f) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (g) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

                  (h) change in any election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (i)      revaluation by the Company of any of its assets;

                  (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any share of Company capital stock, or any split, combination or reclassification in respect of any share of Company capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any share of Company capital stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any share of Company capital stock (or options or other rights convertible into, exercisable or exchangeable therefor);

                  (k) increase in the salary or other compensation (cash, equity or otherwise) payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation (cash, equity or otherwise) to any such person;

                  (l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is party or by which it or any of its assets are bound;

                  (m) sale, lease or other disposition of any of the material assets or material properties of the Company or any creation of any security interest in such material assets or material properties;

                  (n) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice that are set forth on Section 2.9(n) of the Disclosure Schedule;

                  (o) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

                  (p) the commencement, settlement, notice or threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

                  (q) notice to the Company or its directors of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13 below) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13 below);

                  (r) issuance or sale, or contract to issue or sell, by the Company of any capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

                  (s) any (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity; (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

                  (t) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

                  (u)      hiring or termination of employees of the Company;

                  (v) event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

                  (w) agreement by the Company or any officer or employees on behalf of the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.10     Tax Matters.

                  (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b)      Tax Returns and Audits.

                           (i)      The Company has prepared and timely filed
all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                           (ii)     The Company (A) has timely paid all Taxes it
is required to pay and withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and (B) has accrued on the Current Balance Sheet all Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

                           (iii)    The Company has not been delinquent in the
payment of any Tax, nor is there any Tax deficiency or adjustment outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv)     No audit or other examination of any Return
of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (v)      The Company has made or will make available
to Parent, its legal counsel and its accountants, copies of all Returns filed for all periods since its inception.

                           (vi)     There are (and immediately following the
Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

                           (vii)    None of the Company, the Stockholders or the
Principal has Knowledge of any basis for the assertion of any claim for Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

                           (viii)   The Company has (a) never been a member of
an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                           (ix)     The Company has not constituted either a
"distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                           (x)      The Company has not engaged in a transaction
that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

                  (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404.

         2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, which has or may reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company or otherwise materially limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Company owns no real property, nor has it ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such leases, existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, any of the Stockholders or the Principal, by any other party.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except: (i) as reflected in the

Current Balance Sheet; (ii) Liens for Taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

                  (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company. Such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted; and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.13     Intellectual Property.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "Intellectual Property" means all
intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

                                    (1)      trade names, registered and
unregistered trademarks and service marks, Internet domain names, and trade dress and rights, and all applications (including intent to use applications) to register any of the foregoing (collectively, "Marks");

                                    (2)      patents or models, industrial
designs and all applications and applications to register any of the foregoing, including any and all continuation, divisional, continuation-in-part, reexamination and reissue patent applications, and any patents issuing therefrom (collectively, "Patents");

                                    (3)      copyrights and all registrations
and applications therefor (collectively, "Copyrights");

                                    (4)      know-how, inventions, discoveries,
improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, data bases and other proprietary or confidential information, including customer lists, technology and product roadmaps, business and marketing plans and financial information (collectively, "Trade Secrets");

                                    (5)      mask work and similar rights,
including rights created under Sections 901-914 of Title 17 of the United States Code, including all registrations and applications to register any of the foregoing, and any other rights protecting integrated circuit or chip topographies or designs (collectively, "Mask Works"); and

                                    (6)      moral rights, publicity rights and
any other proprietary, intellectual or industrial property or similar intangible rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works (collectively, "Other IP").

                           (ii)     "Company Intellectual Property" means any
Intellectual Property that is owned by or exclusively licensed to the Company.

                           (iii)    "Company Products" means all products sold,
licensed, leased or delivered by the Company and all services provided by or through Company on or prior to the Closing Date.

                           (iv)     "Scheduled Intellectual Property" shall mean
(A) any Company Intellectual Property; and (B) any other Intellectual Property that is used or contemplated to be used in connection with the business of the Company, or that is licensed to the Company.

                           (v)      "Registered Intellectual Property" shall
mean Intellectual Property that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority anywhere in the world.

                           (vi)     "Technology" shall mean: (A) the Company
Products provided or proposed to be provided by the Company in connection with their business; or (B) the technology, tools, materials, products and services that the Company uses and/or proposes to use in the operation of the business of the Company.

                  (b) Section 2.13(b) of the Disclosure Schedule contains an accurate and complete list of all Scheduled Intellectual Property. The Company owns or has the right to use, as currently used, or anticipated to be used, all Scheduled Intellectual Property, including the manufacture, marketing and distribution of the Company Products.

                  (c) Section 2.13(c) of the Disclosure Schedule contains an accurate and complete list of all Registered Intellectual Property that is owned, controlled or exclusively licensed to Company, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number. Section 2.13(c) of the Disclosure Schedule also contains an accurate and complete list of all outside counsel (including patent and trademark agents), and contact information therefor, who are responsible for the prosecution or registration of Registered Intellectual Property scheduled in Section 2.13(c), specifying the particular Registered Intellectual Property for which each such outside counsel is so responsible. Each item of Registered Intellectual Property that is owned, controlled or exclusively licensed to Company is valid and (a) subsisting, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be. All Patents, Marks, and Copyrights listed in the Section 2.13(c) of the Disclosure Schedule are valid, enforceable and in full force and were prosecuted (or registered, as applicable) in good faith, and all prosecutions for any Registered Intellectual Property are proceeding in the ordinary course and no party responsible for any such prosecution will cease or delay such prosecution upon Closing. For each product, technology or service of the Company that constitutes or includes a copyrightable work, the Company has registered the Copyright in the latest version of such work with the United States Copyright Office.

                  (d) Section 2.13(d) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses and other agreements pursuant to which any person other than the Company is authorized to use any Company Intellectual Property. The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person. All Company Intellectual Property is free and clear of any Liens or other encumbrances.

                  (e) Section 2.13(e) of the Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Scheduled Intellectual Property owned or otherwise controlled by any third party (other than so-called "shrink-wrap" single user end-user licenses granted to the Company relating to "off the shelf" personal computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with the Company and that is not incorporated into any product marketed, sold or licensed to others, or used in the provision of any service provided, by the Company). The Company has not granted an exclusive license in any such Scheduled Intellectual Property, and the Company has not agreed not to license, sublicense or otherwise use any Scheduled Intellectual Property.

                  (f) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid or otherwise sought to obtain rights thereon, the Company has obtained a written, valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company is the sole and exclusive owner of, all such Intellectual Property and Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. No person who has licensed Intellectual Property to, or provided Technology to, the Company has ownership rights or license rights to improvements or enhancements made by the Company in such Intellectual Property or Technology.

                  (g) The Company has taken reasonable steps sufficient to secure and protect for the Company's benefit all Company Intellectual Property, including without limitation reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of the Company

Intellectual Property not otherwise protected by Patent or Copyright. Without limitation on the generality of the foregoing, the Company has obtained confidentiality and inventions assignment agreements, in sufficient form that have protections and conditions substantially similar in effect to those forms previously provided to Parent by Company, from all of the past and present employees, independent contractors and consultants of the Company involved in the creation or development of Company Intellectual Property. No independent contractor or consultant who has performed services related to the Company's business has (or upon Closing, will have) any right, title, or interest in any Scheduled Intellectual Property.

                  (h) The Scheduled Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including without limitation the design, development, manufacture, use, import and sale of Company Products and Technology (including Company Products and Technology currently under development).

                  (i) There are no contracts, licenses or agreements between the Company and any other person with respect to Scheduled Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder. There are no actions that must be taken by the Company within sixty (60) calendar days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Scheduled Intellectual Property.

                  (j) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Parent, Sub or the Company granting to any third party any right to any Intellectual Property or Technology owned by, controlled by, or licensed to, any of Parent, Sub or the Company; (ii) Parent, Sub or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses; or (iii) Parent, Sub or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of Parent, Sub or the Company, respectively, in the absence of this Agreement or the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not: (1) breach, violate, conflict with or otherwise adversely affect any agreement governing any Scheduled Intellectual Property (including any licenses to use the Scheduled Intellectual Property); (2) affect any rights or obligations with respect to the Scheduled Intellectual Property, including the scope of any licenses thereof or the terms and conditions under which any such Scheduled Intellectual Property may be used; (3) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Scheduled Intellectual Property; (4) in any way impair the right of Parent to use any Scheduled Intellectual Property as currently used or anticipated to be used; or (5) in any way impair the right of Parent to bring any action for the unauthorized use or disclosure, infringement or misappropriation of Company Intellectual Property.

                  (k) No person is infringing or misappropriating any Company Intellectual Property. The operation of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the Company Products and Technology (including products, technology or services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not: (i) received any oral, written, or other communication that the Company is or may be infringing, misappropriating or otherwise using or disclosing in an unauthorized manner any right or claimed right of any person, nor does the Company have any Knowledge of any basis for any of the foregoing; (ii) received patent demand letters, invitations to license or other correspondence proposing negotiations or consideration of any license for patents; (iii) any Knowledge that any of the Company Intellectual Property are being used or disclosed in an unauthorized manner, infringed or misappropriated by any person; or (iv) received any opinion of counsel that any third party patent applies to any Company Product.

                  (l) No Company Intellectual Property, Company Product or Technology of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.

                  (m) Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, Section 2.13(m) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or other party of third party Intellectual Property.

                  (n) No Company Product, or conduct or statement of Company constitutes obscene material, a defamatory statement or false advertising or otherwise violates any law or regulation, or proposes any health hazard or danger to any person.

                  (o) Schedule 2.13(o) of the Disclosure Schedule lists all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") used by Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company). Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (c) used Open Source Materials that create, or purport to create, obligations for Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge).

                  (p) All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. Company has no liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet.

                  (q) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any person or entity (other than funds received in consideration for Company capital stock) was used in the development of the Company Intellectual Property. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

                  (r) Neither the Company nor any other person or entity acting on its behalf has disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any person or entity acting on their behalf to any person or entity of any Company Source Code. Schedule 2.13(r) of the Disclosure Schedule identifies each contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrowholder or any other person or entity, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.13(r), "Company Source Code" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property.

         2.14     Agreements, Contracts and Commitments.

                  (a)      The Company is not party to nor is it bound by:

                           (i)      any employment or consulting agreement,
contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                           (ii)     any agreement or plan, including without
limitation any option plan or purchase plan with respect to capital stock of the Company, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iii)    any fidelity or surety bond or completion
bond;

                           (iv)     any lease of personal property having an
annual rental rate in excess of $10,000 individually or $25,000 in the aggregate; (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

                           (v)      any agreement, contract or commitment
relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

                           (vi)     any agreement, contract or commitment
relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                           (vii)    any mortgages, indentures, guarantees, loans
or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                           (viii)   any purchase order or contract for the
purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

                           (ix)     any construction contracts;

                           (x)      any dealer, distribution, joint marketing or
development agreement;

                           (xi)     any sales representative, original equipment
manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

                           (xii)    any other agreement, contract or commitment
that involves $5,000 individually or $10,000 in the aggregate or more and is not cancelable without penalty within thirty (30) calendar days.

                  (b) The Company is in material compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which it is party or by which it is bound (collectively a "Contract"), nor is the Company, the Stockholders or the Principal aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant thereto subject to any default thereunder.

                  (c) The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification, limitation or alteration after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

         2.15 Interested Party Transactions. No officer, director, employee or shareholder of the Company (nor, to the Company's Knowledge, any ancestor, sibling, descendant or spouse of any such person, or trust, partnership or corporation in which any such person has or has had an interest) has or has had, directly or indirectly: (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell; (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services; or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.15.

         2.16 Governmental Authorization. Each consent, license, permit, grant or other authorization from a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties; or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company. Section 2.16 of the Disclosure Schedule lists all Company Authorizations. The Company Authorizations are in full force and effect, and shall remain in full force and effect without modification at and after the Effective Time, and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in their properties or assets.

         2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, its properties or any of its officers or directors, nor is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of their properties or any of their officers or directors by or before any Governmental Entity, nor is there any reasonable basis therefor. To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct their operations as presently or previously conducted or as presently contemplated to be conducted.

         2.18     Accounts Receivable.

                  (a) The Company has made available to Parent and its accountants a list of all accounts receivable of the Company as of June 30, 2003, together with a range of days elapsed since invoice. All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to June 30, 2003, as reflected on the books and records of the Company (which are prepared in accordance with GAAP). No person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

                  (b) Section 2.18(b) of the Disclosure Schedule sets forth the customers of the Company, as well as the aggregate dollar amount of business between the customer and the Company, from June 30, 2002, to date. The Company has not received any customer complaints that the Company has not been able to address to the satisfaction of the complainant.

         2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings of the board of directors (or committees thereof) of the Company and all meetings of the shareholders (or committees thereof) of the Company, or actions by written consent since the time or organization of the Company.

         2.20     Environmental Matters.

                  (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. None of the Company, the Stockholders or the Principal have any Knowledge of any fact or circumstance that is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

         2.21 Brokers' and Finders' Fees; Third-Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section
2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third-Party Expenses and Third-Party Audit Expenses (as defined in Section 5.5 below) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.22     Employee Benefit Plans and Compensation.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "Affiliate" shall mean any other person or
entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                           (ii)     "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended.

                           (iii)    "Company Employee Plan" shall mean any plan,
program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

                           (iv)     "DOL" shall mean the United States
Department of Labor.

                           (v)      "Employee" shall mean any current or former
employee, consultant or director of the Company or any Affiliate.

                           (vi)     "Employment Agreement" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee.

                           (vii)    "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

                           (viii)   "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended.

                           (ix)     "IRS" shall mean the United States Internal
Revenue Service.

                           (x)      "Pension Plan" shall mean each Company
Employee Plan, which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employment Agreement. The Company has no plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement, or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b) of the Disclosure Schedule also sets forth a table setting forth the name, annual salary and, if applicable, bonus, of each employee of the Company and its Affiliates.

                  (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (d)      Employee Plan Compliance. Except as set forth on
Section 2.22(d) of the Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan;
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, the Surviving Corporation, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) multiemployer plan, or to any plan described in Section 413 of the Code.

                  (f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (g) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (h)      Effect of Transaction.

                           (i)      Except as set forth on Section 2.22(h) of
the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii)     Except as set forth on Section 2.22(h) of
the Disclosure Schedule, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company or any of the Stockholders, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                  (j) Labor. No work stoppage or labor strike against the Company is pending, or, to the Knowledge of the Company, threatened or reasonably anticipated. To the Knowledge of the Company, there are neither any activities nor proceedings of any labor union to organize any Employees, nor have there ever been. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including without limitation charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (k) No Interference or Conflict. To the Knowledge of the Company, any of the Stockholders or the Principal, no Stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted, nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). None of the Company, any of the Stockholders or the Principal have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

         2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation. The Company has complied with the Foreign Corrupt Practices Act of 1977, as amended.

         2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.13(m) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

         2.26 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

         2.27 Permit Application, Information Statement. The information supplied by the Company for inclusion in the application for issuance of a permit (the "Permit Application") pursuant to Section 25121 of the California Securities Act and information statement to be sent to the holders of Company Common Stock to consider the Merger (such information statement as amended or supplemented is referred to herein as the "Information Statement"), will not, on the date the fairness hearing is held pursuant to Section 25142 of the California Securities Act (the "Fairness Hearing"), on the date the Information Statement is first mailed to the Stockholders, or at the Effective Time, contain any statement that at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation that has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company that should be set forth in an amendment or a supplement to the Permit Application or the Information Statement, the Company shall promptly inform Parent and Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in any of the foregoing documents.

         2.28 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company and/or any of the Stockholders.


         2.29 Ownership of Capital Stock. Each Stockholder is the sole record and beneficial owner of the Company Common Stock in the percentage set forth next to his, her or its name in Section 2.3(a) of the Disclosure Schedule, and such shares of Company Common Stock are to be sold pursuant to this Agreement. Such shares of Company Common Stock are not subject to any Lien or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Stockholder is party or by which it is bound obligating the Stockholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold repurchased or redeemed, any share of Company Common Stock or obligating the Stockholder to grant or enter into any such option, warrant, call, right, commitment or agreement. The Stockholder has good and valid title to, and has the sole right to transfer such any share of Company Common Stock. Such interests constitute all share of Company Common Stock owned, beneficially or of record, by the Stockholder. The Company will receive good title to such Company Common Stock, subject to no claim, lien, pledge, charge, security interest or other encumbrance retained, granted or permitted by the Stockholder. The Stockholder has not engaged in any sale or other transfer of its any share of the capital stock of the Company (or rights to obtain such stock) in contemplation of the Merger.

         2.30 Stockholder Tax Matters. The Stockholders and the Principal each have had an opportunity to review with its own tax advisors the Tax consequences of the Merger and the transactions contemplated by this Agreement. Each Stockholder and the Principal understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations by Parent, or any of its agents. Each Stockholder and the Principal understands that he, she or it (and not Parent) shall be responsible for his, her or its own tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

         2.31 Absence of Claims by the Stockholders and the Principal. None of the Stockholders nor the Principal have a claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

         2.32 Representations Complete. None of the representations or warranties made by the Company, any Stockholder or any Principal nor any financial statement, other written financial information or statements made in any exhibit, schedule or certificate furnished by the Company, any Stockholder or any Principal pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Stockholders or the Principal for use in soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no event, fact or condition that has caused, or, to the Knowledge of the Company, that is reasonably likely to cause, a Material Adverse Effect, that has not been set forth in this Agreement or the Disclosure Schedule. The financial projections relating to the Company that were delivered to Parent prior to the date of this Agreement ("Financial Projections") constitute a reasonable estimate of the information purported to be shown therein. The Company prepared such projections in good faith based upon reasonable assumptions, and believes that there is a reasonable basis for such projections. The Company is not aware of any fact or information that would lead it to believe that the Financial Projections are misleading in any respect.

         2.33 Reorganization Matters. The Company further makes the representations and warranties set forth below:

                  (a) The Merger will be consummated in compliance with the material terms and conditions of this Agreement and Related Agreements.

                  (b) The ratio for the exchange of shares of Common Stock of the Company for Aggregate Merger Consideration from Parent in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Aggregate Merger Consideration to be received from Parent by each Company Stockholder in the Merger will be approximately equal to the fair market value of the Company Common Stock surrendered by such Stockholder in exchange therefor, and the Aggregate Stock Consideration equals greater than 50% of the Aggregate Merger Consideration.

                  (c) Prior to and in connection with the Merger, (i) the Company has not redeemed (and will not redeem) any Company Common Stock and has not made (and will not make) any extraordinary distributions with respect thereto, and (ii) the persons that are related to the Company within the meaning of Treasury Regulations Section 1.368-1(e)(3) have not acquired (and will not acquire) the Company Common Stock from any holder thereof with consideration other than either the Company Common Stock or Parent Common Stock as of the Effective Time.

                  (d) As a result of the Merger, the Company will transfer to Sub at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the Company held by it immediately prior to the Merger. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately prior to the Merger will be considered as assets held by the Company immediately prior to the Merger. The Company has not redeemed any of the Company Common Stock, made any distribution with respect to any of the Company Common Stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of the Company by Sub.

                  (e) The assumption by Sub of the liabilities of the Company pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of the Company to Sub pursuant to the Merger.

                  (f) The liabilities of the Company assumed by Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business. No liabilities of any person other than the Company will be assumed by Sub or Parent in the Merger, and none of the shares of the Company to be surrendered in exchange for Parent common stock in the Merger will be subject to any liabilities.

                  (g) The Company, the Stockholders and the Principals will pay their respective expenses, in any, incurred in connection with the Merger. The Company will not pay any of the expenses of the Stockholders of the Company or the Principals incurred in connection with the Merger.

                  (h) There is no inter-corporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

                  (i) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) of the Code.

                  (j) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (k) On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

                  (l) The payment of cash in lieu of fractional shares of stock of the Company was not separately bargained for consideration and is being made for the purpose of saving Parent the expense and inconvenience of issuing fractional shares.

                  (m) None of the compensation received by any stockholder-employee of the Company pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of the Company Common Stock. None of the shares of Common Stock of Parent received by any stockholder-employee of the Company pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of the Company pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  (n) The Contingent Consideration and the arrangement for Parent Common Stock to be deposited in the Escrow Fund have been established to facilitate establishing the appropriate acquisition price for the Company, and to protect Parent in the event of a breach of the representations, warranties and covenants of the Company, and accordingly, the Company believes a valid business purpose exists for such arrangements.

                  (o) The maximum number of shares of Parent Common Stock which may be issued as Contingent Consideration is not expected to exceed the Aggregate Stock Consideration issued at the Closing.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to the Company that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or capitalization of Parent (a "Parent Material Adverse Effect").

         3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. As of the date hereof, this Agreement and the Merger have been unanimously approved by the Board of Directors of Parent. This Agreement and any Related Agreement to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3      Capital Structure.

                  (a) The authorized stock of Parent consists of: (i) 75,000,000 shares of Common Stock, without par value, of which 27,285,211 shares were issued and outstanding as of September 8, 2003; and (ii) 5,000,000 shares of Preferred Stock, without par value, of which 75,000 are designated Series A Participating Preferred Stock, of which no shares were issued and outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, $0.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent as currently in effect or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws.

                  (b) The shares of Parent Common Stock to be issued pursuant to the Merger (including the Aggregate Stock Consideration, the Escrow Amount and any Contingent Shares) will be duly authorized, validly issued, fully paid, non-assessable, free of any Liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with federal and state securities laws.

         3.4 No Conflict. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which Parent and Sub are party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under: (i) any provision of the Articles of Incorporation or Bylaws, each as amended, of Parent, or the Certificate of Incorporation or Bylaws, each as amended, of Sub; (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Exchange Act; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect.

         3.5 Consents. No consent approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the Certificate of Merger in Delaware as provided in Section 1.2 herein; (ii) the filing by Parent of an application for qualification by permit with the State of California pursuant to section 25121 of the California Securities Act; (iii) the filing, if any, of appropriate forms with the Commission and National Association of Securities Dealers ("NASD"); (iv) the issuance of a permit qualifying the issuance of the Parent Common Stock after a Fairness Hearing before the California Department of Corporations, (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (vi) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

         3.6 SEC Documents; Parent Financial Statements. Parent has made available (via EDGAR) to the Company a true and complete copy of each annual, quarterly and other reports, registration statements and definitive proxy statement filed by Parent with the SEC since January 1, 2003 (the "Parent SEC Documents"). Since January 1, 2003, Parent has filed all reports required to be filed by Parent pursuant to the requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange
Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

         3.7 Permit Application; Information Statement. The information supplied by Parent for inclusion in the Permit Application and the Information Statement, will not, on the date of the Fairness Hearing, on the date the Information Statement is first mailed to the Stockholders, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the Permit Application or the Information Statement, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company, which is contained in any of the foregoing documents.

         3.8 Ownership of Sub; No Prior Activities. Sub is a wholly owned subsidiary of Parent created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         3.9 Litigation. Except as disclosed in the Parent SEC Documents, there is no material claim, suit, governmental investigation or other proceeding pending or, to the knowledge of Parent, threatened against Parent, its properties, business or subsidiaries, or the transaction contemplated by this Agreement and, to the knowledge of Parent, there is no reasonable basis therefor.

         3.10 Investment Intent. Parent is acquiring the shares of the Company's common stock hereunder for its own account and not with a view to the distribution or sale thereof, and each of Parent and Sub has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of the Company's common stock to any other person, firm or corporation.

         3.11 Representations Complete. None of the representations or warranties made by Parent in this Agreement, and no exhibit or certificate issued by Parent and furnished or to be furnished by Parent to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain at the Effective Time any untrue statement of a material fact in response to the disclosure requested, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained therein in response to the disclosure requested, in light of the circumstances under which they were made, not misleading.

         3.12 No Material Adverse Change on Parent. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Parent since the date of this Agreement. "Material Adverse Effect on Parent" shall mean an event, violation, inaccuracy, circumstance or other matter that has a material adverse effect on the business, financial condition, or results of operations of Parent resulting from (i) an adverse effect to Parent's Intellectual Property, (ii) any environmental liability relating to any Hazardous Material, Hazardous Materials Activities or Environmental Permit, or (iii) any other liability that has not been adequately reflected in Parent's balance sheet included in Parent's Form 10-Q for the quarterly period ended June 30, 2003 and that has not arisen in the ordinary course of business consistent with past practices since December 31, 2002.

         3.13 Reorganization Matters. Parent and Sub further make the representations and warranties set forth below:

                  (a) Neither Parent nor any "related person" with respect to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(3) ("Related Person"): (i) has purchased or will purchase any Company Common Stock with consideration other than Aggregate Merger Consideration, or has furnished cash or other property directly or indirectly in connection with redemptions of the Company Common Stock or distributions by the Company to the Company Stockholders, in connection with or in contemplation of the Merger, or (ii) has any plan or intention to purchase, redeem or otherwise reacquire any of the Parent Common Stock issued in connection with the Merger, except for cash paid in lieu of fractional interests of Parent Common Stock pursuant to the Merger and Parent Common Stock reacquired by Parent pursuant to the indemnification provisions of this Agreement.

                  (b) Prior to the Merger, Parent will be in control of Sub within the meaning of Section 368(c) of the Code.

                  (c) Parent has no plan or intention to cause Sub after the Merger to issue additional shares of the stock of Sub that would result in Parent losing control of Sub within the meaning of Section 368(c) of the Code.

                  (d) Parent is the owner of all of the outstanding stock of Sub. Parent has no plan or intention after the Merger to liquidate Sub, to merge Sub into another corporation; to make any extraordinary distribution in respect of its stock in Sub, to sell or otherwise dispose of the stock of Sub or to cause Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                  (e) Immediately after the Merger, Parent intends to cause members of Parent's "qualified group" (as defined in Treasury Regulation section 1.368-1(d)(4)) to continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business.

                  (f) Parent will pay its expenses, in any, incurred in connection with the Merger. Parent will not pay any of the expenses of the Stockholders or the Principals incurred in connection with the Merger.

                  (g) There is no inter-corporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

                  (h)      Parent is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (i) Parent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (j)      No stock of Sub will be issued in the Merger.

                  (k) The payment of cash in lieu of fractional shares of stock of the Company was not separately bargained for consideration and is being made for the purpose of saving Parent the expense and inconvenience of issuing fractional shares.

                  (l) The Contingent Consideration and the arrangement for Parent Common Stock to be deposited in the Escrow Fund have been established to facilitate establishing the appropriate acquisition price for the Company, and to protect Parent in the event of a breach of the representations, warranties and covenants of the Company, and accordingly, Parent believes a valid business purpose exists for such arrangements.

                  (m) The maximum number of shares of Parent Common Stock which may be issued as Contingent Consideration is not expected to exceed the Aggregate Stock Consideration issued at the Closing.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company, each Stockholder and the Principal each agrees to cause the Company, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, preserve intact the Company's present business organizations, keep available the services of the Company's present officers, directors and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company, each of the Stockholders and the Principal shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

                  (a) make any capital expenditures or enter into any capital expenditure commitment or transaction exceeding $5,000 individually or $10,000 in the aggregate;

                  (b) (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity; (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity; (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party; or (iv) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

                  (c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

                  (d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

                  (e)      commence or settle any litigation;

                  (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any share of Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Common Stock (or options, warrants or other rights exercisable therefor), or to pay cash based on the value of a share of Company Common Stock;

                  (g) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company capital stock, or securities convertible into, or subscriptions, rights, warrants or options to acquire, Company capital stock, or other agreements or commitments of any character obligating it to issue or purchase any such shares of Company capital stock or other convertible securities;

                  (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

                  (j) sell, lease, license or otherwise dispose of any of the Company's properties or assets;

                  (k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than trade payables incurred in the ordinary course of business consistent with past practice;

                  (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

                  (m) grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to the Company, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

                  (n) adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants.

                  (o) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (p) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (q) pay, discharge or satisfy, in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  (r) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or change the accounting methods or practices (including any changes in depreciation or amortization policies or notes) by the Company;

                  (s) enter into any strategic alliance or joint marketing arrangement or agreement;

                  (t) hire or terminate any employees, or encourage any employees to resign from the Company; or

                  (u) take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t) above, or any other action that would make any of the representations or warranties of the Company, the Stockholders or the Principal untrue or incorrect or result in any of the conditions to the merger set forth in Article VI not being satisfied or prevent the Company, any of the Stockholders or the Principal from performing or cause the Company, any of the Stockholders or the Principal not to perform their respective covenants hereunder.

         4.2 No Solicitation. Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of
Section 8.1 hereof, none of the Company, any of the Stockholders nor the Principal shall (nor shall the Company, any of the Stockholders or the Principal permit, as applicable, any of the Company's officers, directors, employees, Stockholders, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees:

                  (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all, substantially all, or any significant portion of the Company's business, properties or technologies, or any portion of the Company's capital stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction;

                  (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access; or

                  (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company capital stock or assets of the Company.

         In the event that the Company, any Stockholder, any Principal or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company, Stockholder, or Principal, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1      Preparation of Permit Application/Information Statement.

                  (a) Immediately after the execution of this Agreement, Parent shall prepare, with the cooperation of the Company, an Information Statement for the Stockholders of the Company to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall include a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Common Stock in the Merger. Parent and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the board of directors of the Company that the Stockholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

                  (b) Immediately after the execution of this Agreement, Parent shall prepare and finalize, with the cooperation of the Company, the Permit Application. Parent and the Company shall each use reasonable commercial efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion.

         5.2 Restrictions on Transfer. Each share of Parent Common Stock to be issued hereunder shall be issued without any legend restricting transfer of such shares except (i) as relates to restrictions on transfer by affiliates of the Company pursuant to Rule 145 of the Securities Act; (ii) any legend relating to any repurchase option, risk of forfeiture or other condition of any shares of Company Common Stock, as set forth in Section 1.7 of this Agreement; and (iii) legends evidencing the restrictions on transfer set forth in Section 5.21 of this Agreement.

         5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records; (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request; and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify: any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, or the indemnification obligations of the Company, the Stockholders and the Principal.

         5.4 Confidentiality. Each party agrees that the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, dated as of July 21, 2003, by and between Parent and the Company (the "Confidentiality Agreement").

         5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, other than the Third-Party Audit Expenses ("Third-Party Expenses"), incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, all fees and expenses incurred in connection with the preparation of the Audited Company Financial Statements, as defined in Section 5.11(b) (the "Third-Party Audit Expenses"), incurred by the parties shall be the obligation of Parent. If the Merger is not consummated, the obligation to pay all Third-Party Audit Expenses incurred by the parties shall be equally divided between the Company and Parent.

         5.6 Public Disclosure. Prior to the Effective Time, no disclosure (whether or not in response to an inquiry) shall be made by any party regarding the subject matter of this Agreement, the Merger or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of Parent prior thereto, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers or other required disclosure under applicable law or regulatory authority.

         5.7 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

         5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent (the "FIRPTA Compliance Certificate") for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c).

         5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including without limitation filings and actions in connection with the California Fairness Hearing (as defined in Section 5.14)) and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company, or any of Parent's subsidiaries or affiliates, of shares of capital stock, or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties, and stock.

         5.10 Notification of Certain Matters. The Company, each of the Stockholders and the Principal, as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, any of the Stockholders or the Principal, respectively and as the case may be, contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and (ii) any failure of the Company, any of the Stockholders or the Principal, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company, any of the Stockholders or the Principal pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.11     Financial Statements of the Company.

                  (a) The Company shall deliver to Parent as soon as practicable, but in any event within fifteen (15) calendar days after the end of each monthly accounting period beginning with the month ended August 31, 2003 (except that for the month ended August 31, 2003, the delivery date shall be within fifteen (15) days after the execution date of this Agreement), and ending with the monthly accounting period occurring before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, an unaudited pro forma balance sheet and a statement of income for the Company, which financial statements shall be prepared in the ordinary course of business, in accordance with the Company's books and records and GAAP (except that such financial statements need not contain the footnotes required by GAAP) and shall fairly present the consolidated financial position of the Company as of their respective dates and the results of the Company's operations for the periods then ended.

                  (b) The Company shall use its best efforts and Parent shall use its best efforts to assist the Company to complete, as promptly as practicable, and in no event later than forty-five (45) days after the date hereof, an audit of the Company conducted by an independent accounting firm of regional or national standing reasonably acceptable to Parent and deliver to Parent, (i) the Company's audited balance sheet as of December 31, 2002, and the related audited statements of income, cash flow and stockholder's equity for the year ended December 31, 2002, with an unqualified auditor's opinion subject only to a going concern qualification if deemed necessary by the auditor giving such opinion (the "Unqualified Audit Opinion"), (ii) such other audited financial statements, including the Unqualified Audit Opinion, as may be required pursuant to Form 8-K under the Exchange Act or otherwise pursuant to the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to Parent and Sub (the "Form 8-K Rules"), and (iii) such other unaudited financial statements and information as may be required pursuant to the Form 8-K Rules. Such financial statements shall be correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. Financial statements meeting the requirements of this Section 5.11(b), including without limitation clauses (i) and (ii) hereof, are collectively referred to herein as the "Audited Company Financial Statements."

         5.12 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

         5.13 Related Agreements. Concurrently with the execution and delivery of this Agreement, as material inducements to Parent and Sub to enter into this Agreement: (i) each of the Stockholders of the Company is entering into a Voting Agreement with Parent; (ii) certain key employees of the Company and each of the Stockholders are entering into Noncompetition Agreements with Parent; (iii) certain Stockholders of the Company are entering into Affiliate Agreements; and (iv) Parent and the Stockholder Representative are entering into an Escrow Agreement.

         5.14 Exemption from Federal Registration; California Blue Sky. The parties shall use commercially reasonable efforts to cause the following to occur: (i) the Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof; and (ii) the Parent Common Stock will be qualified under the California Securities Act, pursuant to Section 25121 thereof, after the Fairness Hearing has been held pursuant to the authority granted by Section 25142 of such California Securities Act (the "California Fairness Hearing").

         5.15 Nasdaq National Market. Parent shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Parent Common Stock to be delivered to the Stockholders pursuant to this Agreement, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject to notice of issuance.

         5.16 Employee Plans. The Company and its Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Closing
Date: (i) any and all group severance, separation or salary continuation plans, programs, or arrangements, and (ii) any and all 401(k) plans, unless Parent provides notice to the Company prior to the Closing Date that such 401(k) plan(s) shall not be terminated. Parent shall receive from the Company evidence that the Company' s and each of its Affiliate's, as applicable, plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date. In the event that distribution or rollover of assets from the trust of a 401(k) plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or the plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) days prior to the Effective Time.

         5.17     Employment Matters.

                  (a) The Company shall use its commercially reasonable efforts to cause each of its employees to accept the offer of employment made by Parent, including without limitation executing and delivering Parent's standard confidentiality, proprietary information and assignment of inventions agreement.

                  (b) Parent shall use its commercially reasonable efforts to ensure that employees of the Company who continue in service with the Parent or the Surviving Corporation following the Effective Time shall be eligible to receive benefits and, if applicable, incentive packages, consistent with Parent's standard human resources policies and packages available to other similarly situated employees of Parent.

         5.18     Tax Matters.

                  (a) Tax Returns. The Stockholders will be responsible for the preparation and filing of all Returns relating to Taxes concerning or attributable to the Company or its operations (including Returns to be filed after the Closing Date) for all periods ending on or before the Closing Date (the "Pre-Closing Period"). The Stockholders will pay all Taxes concerning or attributable to the Company or its operations for the Pre-Closing Period. Parent shall be responsible for the preparation and filing of all Returns relating to Taxes concerning or attributable to the Company or its operations, and the payment of all Taxes with respect thereto, for all periods beginning after the Closing Date (the "Post-Closing Period").

                  (b) Cooperation. Each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any Taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes concerning or attributable to the Company or its operations; and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any such Return, or the conduct of any such audit or examination, or other such proceeding. The Stockholders shall retain all documents, including prior years' Returns, supporting work schedules and other records or information which may be relevant to any such Return, audit or examination, or other proceeding, and shall not destroy or otherwise dispose of any such records for six (6) years after closing without the prior written consent of Parent.

                  (c) Transfer Taxes; Property Taxes. All sales, use, value-added, gross receipts, excise, registration, recording, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne solely by the Stockholders. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

         5.19 Assignments. The Company, the Stockholders and the Principal shall use their respective commercially reasonable efforts to ensure that all Contracts, property, assets, Equipment, consents, licenses, permits, Company Authorizations, Environmental Permits, and other rights (the "Transferred Rights") are duly and effectively assigned or transferred to the Parent, effective as of the Closing, so to vest in the Parent no less rights than held by Company immediately prior to the execution of this Agreement and immediately prior to the Effective Time. To the extent any such assignment or transfer is not effected prior to the Effective Time, each of the Stockholders and the Principal shall, at the expense of the Stockholders and the Principal, use their respective commercially reasonable efforts to effect such assignment or transfer, or take such other actions as necessary to provide the Parent with the benefits under each such Transferred Right.

         5.20 Reorganization Status. Each of the parties shall use their commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and further agree to comply with the reporting requirements of Treas. Reg. Section 1.368-3.

         5.21     Ownership of Parent Common Stock by the Stockholders.

                  (a) Until the expiration of eighteen (18) months following the Effective Time, (i) Innovative Engineering & Product Development, Inc., a California corporation and a direct Stockholder of the Company, shall retain ownership of at least 140,316 shares of Parent Common Stock received by such Stockholder at Closing pursuant to the terms of this Agreement, and (ii) IEPD International Limited, a Hong Kong corporation and a direct Stockholder of the Company, shall retain ownership of at least 186,000 shares of Parent Common Stock received by such Stockholder at Closing pursuant to the terms of this Agreement, each as may be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock after the date hereof (collectively, the "Restricted Shares"). Each Stockholder shall retain such shares of Parent Common Stock in a manner that enables it to promptly, upon receipt of notice from Parent, use such shares for purposes of satisfying its indemnification obligations under Article VII.

                  (b) Until the expiration of eighteen (18) months following the Effective Time, neither Stockholder will sell, contract to sell, short sell (whether or not against the box) or otherwise dispose of, loan, pledge or grant any rights with respect to such Restricted Shares, and each Stockholder further agrees not to establish or increase a put equivalent position or liquidate or decrease a call equivalent position (as such terms are defined in Rule 16a-1 of the Exchange Act of 1934) or enter into any hedging transaction of any nature with respect to such Restricted Shares, including without limitation, equity swaps, pre-paid forward contracts or zero cost collars. Each Stockholder also agrees and consents to the entry of stop transfer instructions with Parent's transfer agent and registrar against the transfer of Restricted Shares held by the Stockholder in violation of this Agreement.

         5.22 Company Obligations With Regard to Company Intellectual Property. The Company shall provide continuing reasonable support to Parent with respect to Company Intellectual Property, at Parent's reasonable request. The Company shall make available to Parent or its counsel, inventors and other persons employed by the Company for interviews and/or testimony to assist in good faith in further prosecution or maintenance of the Company Intellectual Property, including the signing of documents related thereto. The Company shall forward copies of all correspondence sent and received concerning the Company Intellectual Property within a reasonable period of time after receipt by the Company. The Company shall make all relevant documents in the possession or control of the Company and corresponding to Company Intellectual Property, or any licenses thereunder, available to Parent or its counsel. Any actual and reasonable out-of-pocket expenses associated with any such assistance shall be borne by the Company.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall be approved and adopted by the Stockholders of Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

                  (b) Fairness Hearing. The Fairness Hearing shall have been held by the Department of Corporations of the State of California and a permit for the issuance of shares of Parent Common Stock in connection with the Merger (meaning for the issuance of the Aggregate Stock Consideration, including the Escrow Amount and any Contingent Shares) shall have been issued by the State of California, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

                  (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

                  (e) Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

                  (f) Nasdaq National Market. The Parent Common Stock to be issued to Company Stockholders in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to notice of issuance.

                  (g) Audited Company Financial Statements. The Audited Company Financial Statements, with the Unqualified Audit Opinion (as defined in
Section 5.11(b)), shall have been completed and delivered to Parent.

         6.2 Conditions to the Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a)      Representations, Warranties and Covenants.

                           (i)      The representations and warranties of the
Company, the Stockholders and the Principal in this Agreement (other than the representations and warranties of the Company, the Stockholders and the Principal as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of: (A) the date of this Agreement and
(B) the Effective Time as though such representations and warranties were made on and as of the Effective Time.

                           (ii)     Each of the Company, the Stockholders and
the Principal shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Effective Time.

                  (b) Third-Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained all consents, waivers, approvals, and assignments listed in Schedule 6.2(b) to this Agreement.

                  (c) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

                  (d) Noncompetition Agreements. Each of the individuals set forth on Schedule 6.2(d) shall have executed and delivered to Parent a Noncompetition Agreement, and all of such Noncompetition Agreements shall be in full force and effect.

                  (e) Company Stockholder Approval. As of the date of this Agreement, Stockholders holding at least ninety percent (90%) of the voting power of the capital stock of the Company, which Stockholders are as set forth on Schedule 6.2(e) to this Agreement, shall have approved this Agreement, the Merger and the transactions contemplated thereby, and shall have signed the Voting Agreements. The Voting Agreements shall be in full force and effect. No holder of capital stock of the Company shall have exercised or given notice of their intent to exercise appraisal rights in accordance with Delaware Law.

                  (f) Company Legal Opinion. Parent shall have received a legal opinion from Procopio, Cory, Hargreaves & Savitch LLP, legal counsel to the Company, in a form reasonably satisfactory to legal counsel for each of Parent and the Company.

                  (g) Certificate of the Company, the Stockholders and the Principal. Parent shall have received a certificate, validly executed by each of the Stockholders, the Principal and the principal executive officer of the Company for and on its behalf, to the effect that, as of the Closing:

                           (i)      all representations and warranties made by
the Company, the Stockholders and the Principal in this Agreement (other than the representations and warranties of the Company, the Stockholders and the Principal as of a specified date, which will be true and correct as of such date) were true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time;

                           (ii)     all covenants and obligations under this
Agreement to be performed by the Company, the Stockholders or the Principal on or before the Closing have been so performed; and

                           (iii)    the conditions to the obligations of Parent
and Sub set forth in Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

                  (h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the correct form and effectiveness of the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto; and (ii) the valid adoption of resolutions of the board of directors of the Company and the Stockholders approving this Agreement and the consummation of the transactions contemplated hereby.

                  (i) Certificate of Good Standing. Parent shall have received certificates of good standing of the Company from the Secretary of State of the State of California and Delaware, each dated within five (5) business days prior to the Closing.

                  (j) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

                  (k)      Affiliate Agreements. Each of the persons listed on
Schedule 6.2(k) to this Agreement shall have executed an Affiliate Agreement and such Affiliate Agreements shall be in full force and effect. Schedule 6.2(k) to this Agreement sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall have provided Parent such information and documents as Parent shall have reasonably requested for purposes of reviewing such list. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

                  (l) Continued Employment. The employees of Company who are listed on Schedule 6.2(l) to this Agreement shall have accepted Parent's offers of employment and shall have executed and the Company shall have delivered to Parent Parent's standard confidentiality, proprietary information and assignment of inventions agreement.

                  (m) Third-Party Expenses. As of a date which is two calendar days prior to the Closing Date, Parent shall have received from the Company a statement (the "Statement") certified by the Chief Executive Officer of the Company setting forth in good faith all (1) Third-Party Expenses and (2) Third-Party Audit Expenses incurred by the Company in connection with the transactions contemplated by this Agreement. To the extent that actual Third-Party Expenses, pursuant to clause (1) above, exceed the amount of Third-Party Expenses set forth on the Statement, Parent may, in its sole discretion, assert under the terms of Article VII a claim for a Loss in an amount equal to the amount by which the actual Third-Party Expenses exceed the amount of Third-Party Expenses set forth on the Statement. The claim for such Loss set forth in this Section 6.2(m) shall be paid without regard to the Basket Amount (as defined in Section 7.3(a)), and such Loss shall not be included in the determination of the Basket Amount.

         6.3 Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a)      Representations, Warranties and Covenants.

                           (i)      The representations and warranties of Parent
and Sub in this Agreement (other than the representations and warranties of Parent as of a specified date, which will be true and correct as of such date) shall be true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time.

                           (ii)     Each of Parent and Sub shall have performed
and complied with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

                  (b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by the Chief Executive Officer to the effect that, as of the Closing:

                           (i)      all representations and warranties made by
the Parent and Sub in this Agreement (other than the representations and warranties of the Parent and Sub as of a specified date, which will be true and correct as of such date) were true and correct on and as of: (A) the date of this Agreement and (B) the Effective Time as though such representations and warranties were made on and as of the Effective Time;

                           (ii)     all covenants and obligations under this
Agreement to be performed by Parent and Sub on or before the Closing have been so performed; and

                           (iii)    the conditions to the obligations of the
Company and the Stockholders set forth in Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         7.1      Survival of Representations, Warranties and Covenants.

                  (a) The representations and warranties of the Company, each of the Stockholders and the Principal contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall remain in effect until, and will expire upon the second anniversary of the Closing Date (the "Termination Date"). The representations and warranties of the Parent and Sub shall remain in effect until, and will expire upon the Closing Date. Notwithstanding the foregoing:

                           (i)      the representations and warranties of the
Company, each of the Stockholders and the Principal contained in the following Sections shall survive indefinitely and until the expiration of the applicable statute of limitations, respectively: Section 2.1 (Organization of the Company);
Section 2.2 (Subsidiaries); Section 2.3 (Company Capital Structure); Section 2.8 (No Undisclosed Liabilities); Section 2.13 (Intellectual Property); and Section
2.20 (Environmental Matters) (collectively, the "Surviving Representations");

                           (ii)     the Termination Date shall not apply to
claims based upon fraud; and

                           (iii)    the representation, warranty, covenant or
obligation that is the subject matter of a timely submitted Claim Notice (as defined in Section 7.1(c)) shall not so expire with respect to such Claim Notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that reasonably relates to, any breach or alleged breach of such representation, warranty, covenant or obligation and that is reasonably related to the subject matter of such Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Stockholder Representative and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

                  (b) The representations, warranties, covenants and obligations of the Company, each of the Stockholders and the Principal, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

                  (c) For purposes of this Agreement, a "Claim Notice" relating to a particular representation, warranty, covenant or obligation shall be deemed to have been given if any Indemnified Party, acting in good faith, delivers within the time periods provided in Section 7.1(a) to the Company or any of the Stockholders or the Principal and the Escrow Agent a written notice stating that such Indemnified Party believes that there is or has been a possible breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnified Party's belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential damages that have arisen and may arise as a direct or indirect result of such possible breach.

         7.2 Indemnification by the Company, the Stockholders and the Principal; Escrow Fund.

                  (a) The Company, the Stockholders and the Principal agree to jointly and severally indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, punitive damages, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, penalties, fines, interest, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) (collectively, the "Indemnified Parties") directly or indirectly as a result of:

                           (i)      any inaccuracy or breach of a representation
or warranty of the Company, any Stockholder or any Principal contained in: (A) this Agreement (without giving effect to any update of the Disclosure Schedule) both as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time; (B) any of the Related Agreements; or (C) any certificate, instrument or other document delivered by Company, any Stockholder or any Principal pursuant to the terms of this Agreement (without giving effect to any update of the Disclosure Schedule); or

                           (ii)     any failure by the Company, any of the
Stockholders or the Principal to perform or comply with any covenant contained in this Agreement or in any of the Related Agreements.

                  (b) As partial security for the indemnity provided to the Indemnified Parties in this Article VII and by virtue of this Agreement and the Certificate of Merger, Parent will deposit the Escrow Amount (plus any additional shares as may be issued in respect of any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) with the Escrow Agent (as defined in the Escrow Agreement), without any act of the Company or the Stockholders or the Principal, such deposit of the Escrow Amount to constitute an escrow fund (the "Escrow Fund"). The Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Closing. For purposes of satisfying the indemnification obligations of this
Article VII, the shares of Parent Common Stock in the Escrow Fund shall be valued at the Transaction Stock Price. The Escrow Fund shall be governed by the terms of this Agreement and the Escrow Agreement. Any payment pursuant to this
Section 7 shall be first satisfied from the Escrow Fund and then from the Stockholders and the Principal. Any payment from the Stockholders or the Principal (outside of the Escrow Fund) shall be made in cash and Parent Common Stock, with the ratio of cash to Parent Common Stock being the same as the value
(X) the Aggregate Cash Consideration bears to (Y) the Aggregate Stock Consideration that was not subject to the Escrow Fund. The Aggregate Stock Consideration shall be valued on a per share basis at the Transaction Stock Price, and any

Contingent Shares shall be valued on a per share basis at the Contingent Share Average Trading Price. In addition, at its sole discretion, Parent shall have the right to offset, against any payment required to be made by Parent under
Section 1.8, any Loss incurred by any Indemnified Party arising from or relating to this Agreement, as set forth in Section 1.8(f).

         7.3      Limitation on Indemnification.

                  (a) Notwithstanding any provision of this Agreement to the contrary, after the Effective Time, no Indemnified Party shall be entitled to indemnification until such Indemnified party suffers Losses in excess of Fifty Thousand Dollars ($50,000) in the aggregate (the "Basket Amount"), in which case an Indemnified Party shall be entitled to recover all Losses including the Basket Amount; provided, however, any amounts required to be paid with respect to Dissenting Shares or resulting from any failure by the Company, any of the Stockholders or the Principal to perform or comply with any covenant contained in this Agreement or any Related Agreement shall not be subject to the Basket Amount; and provided further that any amounts required to be paid by the Parent or the Surviving Corporation as a result of the Company's breach of, or any inaccuracy contained in, Section 2.21 herein shall not be subject to the Basket Amount; and provided further that any amounts required to be paid with respect to any actual Third-Party Expenses that exceed the amount of Third-Party Expenses set forth on the Statement pursuant to Section 6.2(m) herein shall not be subject to the Basket Amount.

                  (b) Except for (x) claims based upon any failure by the Company, any of the Stockholders or the Principal to perform or comply with any covenant contained in this Agreement or any of the Related Agreements other than this Agreement, and/or (y) claims based upon fraud or intentional misconduct, the indemnification obligations of the Company, the Stockholders and the Principal under this Agreement shall be subject to the foregoing:

                           (i)      Notwithstanding any other provision in this
Agreement, the maximum amount that the Indemnified Parties may recover for Losses under the indemnification provisions of this Agreement shall be limited to $7.5 million in aggregate.

                           (ii)     The maximum amount that any particular
Stockholder shall be liable with respect to any indemnification payments that the Company and the Stockholders are required to make hereunder is equal to such Stockholder's Pro Rata Portion of $7.5 million in the aggregate. For purposes of this Section 7.3(b) the Aggregate Stock Consideration portion of the Aggregate Merger Consideration shall be valued on a per share basis at the Transaction Stock Price, and the Contingent Shares shall be valued on a per share basis at the Contingent Share Average Trading Price.

         7.4 Indemnification Procedures. All claims for indemnification under this Article VII shall be asserted and resolved as follows:

                  (a) Third-Party Claims. In the event any Indemnified Party becomes aware of a third-party claim that Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative, as representative for the Stockholders and the Principal, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim; provided, however, that Parent's choice of legal counsel with respect to such defense shall be reasonably acceptable to the Stockholder Representative. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, neither the Stockholder Representative nor any of the Stockholders or the Principal shall have the power or authority to object to the amount of any claim by any Indemnified Party against the Escrow Fund with respect to such settlement.

                  (b)      Non-Third Party Claims.

                           (i)      In the event an Indemnified Party has a
claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Stockholder Representative and the Escrow Agent. If the Stockholder Representative does not notify the Indemnified Party within thirty (30) calendar days from the date of receipt of such Claim Notice that indemnifying party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder. In case the Stockholder Representative shall object in writing to any claim made in accordance with this Section 7.4(b), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Stockholder Representative. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                           (ii)     If no such agreement can be reached after
good faith negotiation, either party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration as provided in Section 9.8.

                  (c) The Indemnified Party's failure to give reasonably prompt notice to the indemnifying party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the indemnifying party of any liability which the indemnifying party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the indemnifying party.

         7.5      Stockholder Representative.

                  (a) Upon the closing of the Merger, William Sapp shall be constituted and appointed as agent and attorney-in-fact (the "Stockholder Representative") for and on behalf of each of the Stockholders and the Principal to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed (whether pursuant to vacancy, removal or resignation) by the vote of a majority of the Stockholders from time to time upon not less than thirty (30) calendar days prior written notice to Parent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services, except for payment by the Stockholders of expenses, including fees of counsel, reasonably incurred by the Stockholder Representative in connection with the performance of its duties hereunder.

                  (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholder Representative and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder.

                  (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and the Principal and shall be final, binding and conclusive upon each Stockholder and Principal, and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative taken in such manner as being the decision, act, consent or instruction of each and every Stockholder and Principal. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)      by mutual agreement of the Company and Parent;

                  (b)      by Parent or the Company if:

                           (i)      the Effective Time has not occurred by 150
days from the date of this Agreement, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                           (ii)     there shall be a final non-appealable order
of a federal or state court in effect preventing consummation of the Merger; or

                           (iii)    there shall be any statute, rule, regulation
or order enacted, promulgated or issued or deemed applicable to the Effective Time by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company; (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent; or (iii) compel Parent to dispose or hold separate all or a portion of the business or assets of Parent;

                  (d) by Parent, if it is not in material breach of its obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of the Company, any of the Stockholders or the Principal contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company or the applicable Stockholder or Principal; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

                  (e) by the Company, if none of the Company, any of the Stockholders or the Principal are in material breach of their respective obligations under this Agreement, upon a breach of any representation, warranty, covenant or agreement of Parent or Sub contained in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company, the Stockholders, the Principal, or their respective officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.4, Section 5.5 and Section
5.6 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, for purposes of this Section 8.3, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against all Stockholders and the Principal whether or not they have signed such amendment.

         8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that for purposes of this Section 8.4, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders and the Principal whether or not they have signed such extension or waiver.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two (2) business days after it is sent via a reputable nationwide overnight courier service.

                  (a)      if to Parent or Sub, to:

                           Xicor, Inc.
                           933 Murphy Ranch Road
                           Milpitas, CA 95035
                           Attention: Chief Financial Officer
                           Telephone No.: (408) 432-8888
                           Facsimile No.: (408) 546-3690

                           with a copy to (which shall not constitute notice):

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention: Page Mailliard, Esq.
                                      Don S. Williams, Esq.
                           Telephone No.: (650) 493-9300
                           Facsimile No.: (650) 493-6811

                  (b)      if to the Company, to:

                           Poweready, Inc.

                           11225 West Bernardo Court
                           San Diego, CA 92127
                           Attention: President
                           Telephone No.: (858) 674-1520
                           Facsimile No.: (858) 674-1330

                           with a copy to (which shall not constitute notice):

                           Procopio, Cory, Hargreaves & Savitch LLP
                           530 B Street, Suite 2100
                           San Diego, CA 92101
                           Attention: William C. Belanger, Esq.
                           Telephone No.: (619) 238-1900
                           Facsimile No.: (619) 235-0398

                  (c) if to the Stockholder Representative, the Stockholders and the Principal, to:

                           11225 West Bernardo Court
                           San Diego, CA 92127
                           Attention: William Sapp
                           Telephone No.: (858) 674-1520
                           Facsimile No:  (858) 674-1330

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.1.

         9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." References to "property" includes both intangible and tangible property. References to "assets" includes both intangible and tangible assets. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall be considered one and the same agreement.

         9.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of law or otherwise, except that Parent or Sub may each assign its rights and delegate its obligations hereunder to its respective affiliates.

         9.5 No Third-Party Beneficiaries. This Agreement, the Related Agreements, the exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to persons or circumstances other than those with respect to which it is deemed void will be interpreted so as reasonably to effect the intent of the parties hereto within the boundaries of applicable law. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent practicable within applicable law, the economic, business and other purposes of such void or unenforceable provision.

         9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.8      Dispute Resolution; Governing Law.

                  (a) In the event of a dispute arising under or relating to this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby, each party to the dispute will attempt to negotiate a resolution to the dispute in good faith for not less than ten (10) business days. If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. However, if either Parent or the Stockholder Representative fails to designate an arbitrator within fifteen (15) calendar days after the filing of a demand for arbitration (or similar document), the arbitration shall proceed with the one arbitrator timely designed. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

                  (b) Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. In any arbitration hereunder between the Indemnified Parties on one hand the Company, the Stockholders, the Stockholder Representative and/or the Principal (or any third-party with rights arising hereunder) on the other hand, the Indemnified Parties shall be deemed to be the non-prevailing party in the event that the arbitrators award such parties less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Company, the Stockholder Representative, the Stockholders, the Principal and/or any third-party with rights arising hereunder shall be deemed to be the non-prevailing Party. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         9.11 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

         9.12 Company Representation. The Stockholders, the Principal and the Stockholder Representative acknowledge and agree that Procopio, Cory, Hargreaves & Savitch LLP ("PCH&S") has represented only the Company in connection with the negotiation and documentation of this Agreement and the transactions contemplated hereby, and each of the Stockholders, the Principal and the Stockholder Representative has been advised to seek, and has obtained or has had the opportunity to obtain, independent legal and tax counsel in connection with this Agreement, each of the Related Agreements, and the transactions contemplated hereby and thereby.

         IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Stockholders and the Principal have caused this Agreement to be signed, all as of the date first written above.

XICOR, INC.                           POWEREADY, INC.

By: /s/ Louis DiNardo                 By: /s/ William S. Sapp
    ---------------------------           ----------------------------

Name: Louis DiNardo                   Name: William S. Sapp

Title: President and CEO              Title: President

ELECTRIC ACQUISITION CORP.            STOCKHOLDER REPRESENTATIVE

By: /s/ Louis DiNardo                 By: /s/ William S. Sapp
    ---------------------------           ----------------------------
                                              William Sapp

Name: Louis DiNardo

Title: President and CEO

PRINCIPAL                             STOCKHOLDERS

By: /s/ Lance Chandler                INNOVATIVE ENGINEERING & PRODUCT
    ---------------------------       DEVELOPMENT, INC., A CALIFORNIA
        Lance Chandler                CORPORATION

                                      By: /s/ William S. Sapp
                                          ----------------------------
                                      Name: William S. Sapp

                                      Title: President

                                      IEPD INTERNATIONAL LIMITED, A HONG KONG
                                      CORPORATION

                                      By: /s/ Ng Shek Yam
                                          ----------------------------

                                      Name: Ng Shek Yam

                                      Title: Director

                (SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER)